Exhibit 21.1
Subsidiaries of All American Group, Inc.
1.	All American Group, Inc.
1.1.	Coachmen Industries, Inc. (f/k/a Coachmen Operations, Inc.)
1.1.1.	All American Homes, LLC
1.1.1.1.	All American Homes of Indiana, LLC

1.1.1.2.	All American Homes of Iowa, LLC

1.1.1.3.	All American Homes of North Carolina, LLC

1.1.1.4.	All American Homes of Colorado, LLC

1.1.1.5.	All American Building Systems, LLC

1.1.1.6.	All American Homes of Ohio, LLC

1.1.1.7.	All American Homes of Georgia, LLC

1.1.1.8.	Mod-U-Kraf Homes, LLC

1.1.1.9.	All American Choice Mortgage, LLC joint venture
1.1.2.	Consolidated Leisure Industries, LLC
1.1.2.1.	Coachmen Motor Works, LLC
1.1.2.1.1.	Coachmen Motor Works of Georgia, LLC
1.1.2.2.	Viking Recreational Vehicles, LLC

1.1.2.3.	Coachmen RV Group West Coast Regional Operations Center, LLC
1.1.3.	All American Specialty Vehicles, LLC

1.1.4.	ARBOC Mobility, LLC joint venture

1.1.5.	Sustainable Designs, LLC

1.1.6.	Green Technologies Group, LLC joint venture
1.2.	Coachmen Technology Services, Inc.

1.3.	COA Financial Services, Inc.

1.4.	Coachmen Properties, Inc.
1.4.1.	Rover Industries, Inc.
1.5.	Coachmen Administrative Services, Inc.